UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2010
Fifth Street Finance Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-33901 (Commission File Number)	26-1219283 (I.R.S. Employer Identification No.)
10 Bank Street, 12th Floor
White Plains, New York 10606
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (914) 286-6800
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.
(a)	Prior independent registered public accounting firm
     On February 11, 2010, the board of directors (the “Board”) of Fifth Street Finance Corp. (“Fifth Street”) dismissed Grant Thornton LLP (“Grant Thornton”) as Fifth Street’s independent registered public accounting firm. The Board’s decision to dismiss Grant Thornton was recommended by the audit committee of the Board.
     Grant Thornton’s reports on Fifth Street’s financial statements for the fiscal years ended September 30, 2008 and 2009, which expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of ASC 820 — “Fair Value Measurements and Disclosures”, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
     During the fiscal years ended September 30, 2008 and 2009 and through February 11, 2010, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of such disagreements in its reports on the financial statements for such years.
     During the fiscal years ended September 30, 2008 and 2009 and through February 11, 2010, there have been two reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K.) Grant Thornton reported that Fifth Street had material weaknesses in its internal control over financial reporting related to deficiencies in the accounting and financial reporting controls in connection with the audit of Fifth Street’s financial statements as of September 30, 2007 and the review of Fifth Street’s interim financial information as of March 31, 2008. Specifically, Fifth Street did not have the necessary resources and expertise in its accounting function, which resulted in (i) ineffective controls over the valuation of the portfolio investments resulting in a significant audit adjustment (ii) certain underlying information used in the preparation of the financial statements and related disclosures being inaccurate and not corrected during its review process; and (iii) incomplete and omitted disclosures in the notes to its financial statements, which are required by U.S. generally accepted accounting principles. In addition, the material weaknesses also related to Fifth Street’s compliance with the asset diversification requirements imposed on registered investment companies under Subchapter M of the Internal Revenue Code.
     Subsequently, Fifth Street remediated the material weaknesses and concluded that its internal control over financial reporting was effective as of September 30, 2009 (as previously disclosed in its Annual Report on Form 10-K for the year ended September 30, 2009). In connection with the filing of Fifth Street’s Annual Report on Form 10-K for the year ended September 30, 2009, Grant Thornton issued an attestation report on Fifth Street’s internal control over financial reporting and concluded that Fifth Street maintained effective internal control over financial reporting in all material respects as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by Committee of Sponsoring Organizations of the Treadway Commission.

     Fifth Street has requested Grant Thornton to provide it with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the above disclosures. A copy of Grant Thornton’s letter, dated February 17, 2010, is attached as Exhibit 16.1 to this Form 8-K.
(b)	New independent registered public accounting firm
     In November 2009, the audit committee of the Board conducted a review of the selection of Fifth Street’s independent registered public accounting firm. As part of this process, Fifth Street contacted two other independent registered public accounting firms and solicited input from them on their ability to provide the audit services that Fifth Street requires. Specifically, Fifth Street sought detailed information about their experience auditing other business development companies that have elected to be taxed as regulated investment companies. Fifth Street contacted these two other independent registered public accounting firms for the audit of its annual financial statements for the fiscal year ending September 30, 2010.
     On February 11, 2010, upon the recommendation of the audit committee of the Board, the Board engaged PricewaterhouseCoopers LLP (“PwC”) to serve as Fifth Street’s new independent registered public accounting firm to audit Fifth Street’s consolidated financial statements for the fiscal year ending September 30, 2010.
     During the fiscal years ended September 30, 2008 and 2009 and through February 11, 2010, the date of engagement of PwC, neither Fifth Street, nor any person on its behalf, has consulted with PwC with respect to either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Fifth Street’s consolidated financial statements, and no written report or oral advice was provided by PwC to Fifth Street that PwC concluded was an important factor considered by Fifth Street in reaching a decision as to the accounting, auditing, or financial reporting issue.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit No.	Description
16.1	Grant Thornton’s Letter to the SEC dated February 17, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010	FIFTH STREET FINANCE CORP.
	By:	/s/ William H. Craig
		Name:	William H. Craig
		Title:	Chief Financial Officer